Exhibit 1.1

LE BON TABLE BRAND FOODS CORP.
3557 S. VALLEY VIEW LAS VEGAS, NEVADA 89103 (702)742-4949

March 16, 2010

RESOLUTION OF THE SHAREHOLDERS

EMERGENCY MEETING

The undersigned acting as administrator and representing SIXTY EIGHT PERCENT of the vote, in lieu of a meeting as provided in the Company's By Laws and the Laws of California, certify that the following resolutions were adopted by the Shareholders on March 16, 2010. Those signing hereby waive statutory notice of the meeting.

WHEREAS, the Company has vacancies on the Board of Directors that it felt needed to be filled in order for the company to progress.

WHEREAS, there is one vacancy to be filled and will take place when the shareholders receive the acceptance of his nomination.

NOW THEREFORE IT IS

RESOLVED, that the following individuals were nominated and have accepted the nominations to the Board of Directors:

PETER POCKLINGTON / CHAIRMAN

JACK CHRISTIE / VICE CHAIRMAN

DAVID MC QUEEN

JOHN BROOKS

Ratified and approved by the undersigned as of the above date.

/s/ H. Langrill
Administrator/ H. Langrill